UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 11, 2026
Date of Report (date of earliest event reported)

Momentus Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1762 Automation Parkway San Jose, California	95131
(Address of Principal Executive Offices)	(Zip Code)

(650) 564-7820
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Stock Market LLC
Warrants	MNTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 15, 2026 (the “Closing Date”), Momentus Inc., a Delaware corporation (the “Company”) consummated a registered direct offering (the “Offering”) of an aggregate of 1,851,852 shares (the “Shares”) of Class A common stock, par value $0.00001 per share (the “Common Stock”). The price for each Share was $13.50.

The Company received aggregate gross proceeds from the Offering of approximately $25.0 million, before deducting placement agents’ fees and other offering expenses. The Company intends to use the proceeds of the Offering for general corporate purposes.

The Shares were offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333‑296218), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 4, 2026. The Company filed a prospectus supplement on June 15, 2026 with the SEC in connection with the offer and sale of the Shares in the Offering. The legal opinion of Bradley Arant Boult Cummings LLP relating to the Shares issued in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The Securities Purchase Agreement

In connection with the Offering, on June 11, 2026, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with multiple institutional investors (collectively, the “Investors”), pursuant to which the Company agreed not to effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents for a period of ten (10) days after the Closing Date and will not effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the Purchase Agreement) for a period of thirty (30) days after the Closing Date, subject to certain exceptions.

Pursuant to the Purchase Agreement, each of the Company’s executive officers and directors entered into a lock-up agreement with the Placement Agent (as defined below) providing that each such person, for a period of thirty (30) days from the Closing Date, may not, subject to customary exceptions, offer, issue, sell, transfer or otherwise dispose of the Company’s securities without the prior written consent of the Placement Agent.

The Purchase Agreement also contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company or the purchasers in the Offering, other obligations of the parties and termination provisions.

The foregoing does not purport to be a complete description of the Purchase Agreement and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

The Placement Agency Agreement

Also, in connection with the Offering, on June 11, 2026, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.” or the “Placement Agent”), pursuant to which the Placement Agent agreed to act as Placement Agent on a reasonable “best efforts” basis in connection with the Offering. As part of its compensation for acting as Placement Agent for the private placement, the Company paid the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds and issued to the Placement Agent warrants to purchase 92,592 shares of Common Stock (the “Placement Agent Warrants”) at an exercise price of $14.85 per share, which are exercisable 180 days from the date of commencement of sales of the Offering and expire five years from such date.

The above summary of the Placement Agency Agreement and the Placement Agent Warrants does not purport to be complete and is qualified in its entirety by reference to such applicable agreements, copies of which are attached as Exhibits 1.1 and 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 12, 2026, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

This information and the information contained in Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in any such filing, regardless of any general incorporation language in the filing.

The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

1.1	Form of Placement Agency Agreement

4.1	Form of Placement Agent Warrant

5.1	Opinion of Bradley Arant Boult Cummings LLP

10.1	Form of Securities Purchase Agreement

23.1	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 5.1)

99.1	Press Release, dated June 12, 2026, issued by Momentus Inc. announcing the pricing of the registered direct offering

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/ Lon Ensler
		Name:	Lon Ensler
		Title:	Chief Financial Officer
Dated:	June 15, 2026